Exhibit 10.6

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
JOE BOURDEAU

This first amendment (“Amendment”) to the Employment Agreement (“Agreement”) dated December 27, 2007 is made and entered into this 31st day of December, 2008, by and among Nevada Security Bank, a Nevada state chartered bank (the “Bank”), and Joe Bourdeau, an individual residing in the State of Nevada (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, the Executive is an Executive of the Bank and is serving as its Senior Executive Vice President/Sales and Marketing;

WHEREAS, the Executive and Bank had entered into the Agreement in December of 2007, and the parties desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the final regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Bank agree to amend the Agreement as follows:

1.               Section 4.2 of the Agreement is amended in the entirety to read as follows:

Automobile Allowance:  The Bank shall pay the Executive the sum of Seven Hundred Fifty Dollars ($750) per month on a semi-monthly basis as and for expenses to cover all costs of use, maintenance, repair, upkeep, fuel, cleaning and operation of his automobile (except mileage costs incurred to travel to locations outside of the Reno service area) used in the course and scope of his employment.

2.               The last sentence of Section 4.3 of the Agreement is deleted in the entirety, as disability insurance for the Executive is covered in the first sentence of Section 4.3 of the Agreement.

3.               Section 4.4 of the Agreement is amended in the entirety to read as follows:

Business Expenses:  The Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses he incurs in the performance of his duties during the Term, including, but not limited to, entertainment, dues, and other expenses, meals, travel expenses, conventions, meetings, seminars and the like which are reasonable for the office of the Executive.  All reimbursements shall be made in accord with Bank reimbursement policies, on a timely basis, but in all events no later than the end of the calendar year following the year in which reimbursed expenses are incurred.

4.               Section 4.5 of the Agreement is amended in the entirety to read as follows:

Club Memberships:  The Executive shall be provided paid memberships in clubs approved by the Chief Executive Officer of the Bank.  The reimbursement to Executive of such paid memberships shall be made in accord with Bank reimbursement policies, on a timely basis, but in all events no later than the end of the calendar year following the year in which reimbursed expenses are incurred.

5.               Section 4.6 of the Agreement is amended in the entirety to read as follows:

Retirement Benefits:  Retirement age shall be at a minimum Sixty-Two (62) years of age.  Upon Executive’s retirement, the Bank, at its expense, will provide the Executive and his eligible dependents the maximum medical and health benefit available through the Bank’s Group Insurance program that will not result in federal taxable income for the Executive for a period equal to the maximum applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985 after Executive’s retirement (“Post-Employment Covered Period”).  If the Executive or any of his or her covered dependents is eligible to qualify for governmental healthcare benefits (including, but not limited to, Medicare benefits) during the Post-Employment Covered Period, then upon the eligibility of such person to qualify for such governmental benefits the Bank’s obligation to provide the group insurance benefits aforementioned shall cease and the Bank will, at its expense, provide such person additional insurance benefits to the extent possible and to the extent such person qualifies to supplement the governmental healthcare benefits so that such person is provided with the maximum medical and health benefits that will not result in federal taxable income for the Executive for the remainder of the Post-Employment Covered Period.

6.               Section 5.2 of the Agreement is amended to read in the entirety as follows:

Termination without Cause:  In the event the Board of Directors of the Bank determines that either (i) the continued association of the Executive with the Bank or (ii) the performance of his duties by the Executive is not in the best interest of the Bank, then the Bank may terminate this Agreement by action of its Board of Directors.  In the event of such termination without cause, and subject to any limitation of payments to Officers and Directors under applicable Federal and State law, the Executive shall be paid within 10 business days of such termination (except if Executive is a Specified Employee in which case Executive shall be paid at such time as set forth in Section 6.12 of this amended Agreement) as and for severance payments and in lieu of any and all other compensation, remedy or damages under this Agreement a lump-sum amount equal to Twenty-Four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement.  In addition, the Bank, at its expense will provide the Executive and his eligible dependents with insurance coverage, as described in Paragraph 4.6 in this amended Agreement as if Executive retired as of the effective date of termination without cause with coverage provided for a period of the lesser of (i) 12 months plus one additional month for each year of service or (ii) the maximum applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.  Upon such payment, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

7.               Section 5.4 of the Agreement is amended in the entirety to read as follows:

Change in Control:  For purposes of this Agreement, a change in control (“Change in Control”) shall mean the earliest occurrence of one of the following events:

A.                                   A Change In Ownership of The Bank Holdings or the Bank.

A change in ownership of The Bank Holdings (“Company”) or the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank, respectively.

B.                                     A Change in Effective Control of the Company or the Bank.

A change in effective control of the Company or the Bank occurs on the date that:

1.                                       Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company or the Bank, respectively; or

2.                                       A majority of members of the Company’ or Bank’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’ or the Bank’s Board, respectively prior to the date of the appointment or election.

C.                                     A Change in Ownership of a Substantial Portion of the Company’s or the Bank’s Assets.

A change in the ownership of a substantial portion of the Company’s or the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of the Company or the Bank, respectively immediately prior to such acquisition or acquisitions.

For the purpose of this Agreement, transfers of the outstanding voting securities of the Company or the Bank made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the Company or the Bank shall not be considered in determining whether there has been a Change in Control.

In the event of any Change in Control and subject to any limitation of payments to officers and directors under applicable Federal and State law, the Executive shall be paid within 10 business days of the effective date of such Change in Control, as and for severance payment and in lieu of any and all other compensation, remedy or damages under this Agreement, a lump-sum equal to Twenty-Four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement accrued to the end of the month immediately prior to the month in which the Change in Control occurs.  In addition, the Bank, at its expense will provide the Executive and his eligible dependents with insurance coverage, as described in Paragraph 4.6 in this amended Agreement as if Executive retired as of the effective date of the Change in Control with coverage provided for a period of the lesser of (i) 12 months plus one additional month for each year of service or (ii) the maximum applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.  Upon such payment, any and all obligations of Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder.  Any stock options shall only be exercised in accordance with “The Bank Holdings Stock Option Plan” referenced and incorporated in this Agreement.

8.               Section 5.5 of the Agreement is amended in the entirety to read as follows:

Termination by the Executive:   The Executive may terminate his employment hereunder at any time upon ninety (90) days written notice to the Bank.  In such event, the Executive shall be entitled to all salary, bonus and other benefits (accrued vacation, etc.), which have accrued prior to the effective date of termination and shall be paid such amount entitled within 10 days of termination of employment, except if Executive is a Specified Employee and any part of the bonus or other benefits compensation is considered deferred compensation under Section 409A of the Code in which case Executive shall be paid such deferred compensation at such time as set forth in Section 6.12 in this amended Agreement.  Any stock options shall only be exercised in accordance with “The Bank Holdings Stock Option Plan” referenced and incorporated in this Agreement.

9.               The first sentence of the first paragraph of Section 6.1 of the Agreement is amended in the entirety to read as follows:

If any portion of the amounts payable to the Executive under this Agreement as a result of a Change in Control as defined in Section 5.4 of this Agreement, either alone or together with other payments or benefits which are “contingent on change in ownership or control” would constitute “excess parachute payments” that are subject to the excise tax imposed by section 4999 (or similar tax and/or assessments) of the Internal Revenue Code of 1986, as amended (Code) then such payments shall either be (i) paid in full, or (ii) reduced to an amount equal to two hundred ninety-nine percent (299%) of the Executive’s “base amount”, whichever of the foregoing payments, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

10.         The first sentence of the second paragraph of Section 6.1 of the Agreement is amended in the entirety to read as follows:

Any determination required under this Section 6.1 shall be made in writing by the Bank’s independent public accountants immediately prior to a Change in Control (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Bank for all purposes.

11.         The Agreement is amended by adding a new Section 6.12 to read as follows:

Delayed Payments for Specified Employees.  In the event that §409A of the Code applies to any compensation paid to Executive with respect to a Separation of Service and no exception under §409A is applicable as determined by Bank counsel, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in § 409A(a)(2)(B)(i) of the Code.  Such delay shall last six months from the date of Separation of Service.  On the day following the end of the six-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.12.

The term “Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination.  A termination of employment and Separation of Service is presumed to have occurred if the level of bona fide services provided by the Executive permanently decreases to no more than 20% of the average level of services rendered during the previous 36 months of employment (or if employed less than 36 months, such lesser period), and no Separation of Service is presumed to have occurred if the Executive continues to provide services to the Bank at the level that is 50% or more of the average level of services provided during the previous 36 months of employment (or if employed less than 36 months, such lesser period).

12.         The Agreement is amended by adding a new Section 6.13 to read as follows:

Compliance with Section 409A.  This Agreement shall at all times be administered in compliance with the requirements of §409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the date of the Agreement.

Except as amended hereby, the provisions of the Agreement remain in full force and effect and the enforceability thereof is not affected by this Amendment.

IN WITNESS WHEREOF, the parties to this Amendment have duly executed this Amendment as of the day and year first above written.

NEVADA SECURITY BANK	JOE BOURDEAU

/s/ Ed Allison	/s/ Joe Bourdeau
Ed Allison, Chairman of the Board